Exhibit 99.1

For immediate release

AAR REPORTS FOURTH QUARTER AND FISCAL YEAR 2016 RESULTS

•           Fourth quarter sales of $458.2 million, up 10.2% from Q4 FY2015

•           Fourth quarter diluted earnings per share from continuing operations of $0.32

•           Fourth quarter cash flow from operations of $46.0 million

•           Full year sales of $1.66 billion, up 4.3% from full year Fiscal 2015

•           Fiscal Year 2017 guidance: consolidated sales of $1.7 billion to $1.8 billion and diluted earnings per share from continuing operations of $1.30 to $1.40

WOOD DALE, ILLINOIS (July 12, 2016) — AAR CORP. (NYSE: AIR) today reported fourth quarter Fiscal Year 2016 consolidated sales of $458.2 million and income from continuing operations of $11.2 million, or $0.32 per diluted share.  For the fourth quarter of the prior fiscal year, the Company reported sales of $415.8 million and loss from continuing operations of $82.1 million, or $2.12 per diluted share.  The prior year period included pre-tax restructuring charges of approximately $74.5 million and a pre-tax make whole premium of $45.6 million incurred upon the early redemption of high-yield notes in that period.

“Fourth quarter performance was in line with our expectations as the Company benefitted from recent investments and strong execution,” said David P. Storch, Chairman, President, and Chief Executive Officer of AAR CORP.  “In Aviation Services, fourth quarter sales grew 11.2% from last year to $400.4 million due to strength across the segment, while in Expeditionary Services, sales grew 4.0% to $57.8 million, which included the successful launch of our Falkland Islands search and rescue program.  Operating cash flow for the quarter was a robust $46.0 million, nearly four times net income of $12.0 million.”

The Aviation Services segment reported fourth quarter gross profit of $63.1 million and gross profit margin of 15.8%.  The Expeditionary Services segment, which remains under market pressure, reported fourth quarter gross profit of $1.1 million and gross profit margin of 1.9%.

Fourth quarter sales to commercial customers represented 64% of consolidated sales compared to 65% in the fourth quarter of last year, and sales to government and defense customers represented 36% of consolidated sales compared to 35% in the prior year’s quarter.

Selling, general and administrative expenses as a percentage of sales was 10.1% for the fourth quarter, compared to 12.3% last year.  Net interest expense for the quarter was $1.1 million compared to $7.0 million last year.

During the fourth quarter, the Company paid cash dividends of $2.6 million, or $0.075 per share, and repurchased approximately 61,000 shares for $1.4 million, or an average of $23.11 per share.  Average diluted share count for the quarter was 34.2 million compared to 39.2 million in the fourth quarter last year.

Fiscal Year 2016 Results

Full Fiscal Year 2016 consolidated sales were $1.66 billion, an increase of 4.3% over Fiscal Year 2015.  Aviation Services sales grew by 8.3% as a result of strong growth over the last three quarters of the year.  Expeditionary Services sales declined 14.6% in Fiscal Year 2016 as a result of lower volumes of mobility systems.

Full Fiscal Year 2016 income from continuing operations was $40.5 million, or $1.16 per diluted share.  In Fiscal Year 2015, the Company reported a loss from continuing operations of $54.5 million, or $1.40 per share, driven by the fourth quarter FY2015 restructuring actions noted above.

Sales to commercial customers in Fiscal Year 2016 represented 61% of consolidated sales as compared to 63% in Fiscal Year 2015, with sales to government and defense customers representing the balance in each year.

Storch continued, “Fiscal Year 2016 was a solid year for AAR.  I am particularly pleased with our performance in the Aviation Services segment, where our organic growth outpaced the market and where we continue to provide innovative, industry-leading solutions to an expanding base of commercial and government customers.  Expeditionary Services disappointed with fewer than expected contract positions at airlift and softer than anticipated mobility product demand.  During the year, we returned approximately $30 million to shareholders through dividends and share repurchases.”

Commenting on near-term prospects, Storch continued, “We expect continued growth in Aviation Services due to favorable market conditions and a robust opportunity pipeline in that segment.  In Expeditionary Services, we expect results to improve slightly at mobility, but we remain cautious about airlift, where headwinds persist in our traditional markets and where efforts to diversify, while already proving successful, are still ramping.  Overall, given our strong balance sheet and leadership positions across the portfolio, I am confident in our future prospects.”

Fiscal Year 2017 Outlook

For the full Fiscal Year 2017, the Company expects consolidated sales in the range of $1.7 billion to $1.8 billion.  Diluted earnings per share from continuing operations for the full Fiscal Year 2017 is expected to be in the range of $1.30 to $1.40, which at the midpoint represents an increase of 16.4% compared to the full Fiscal Year 2016.

Commenting on the Fiscal Year 2017 guidance, Storch noted, “Similar to Fiscal Year 2016, we expect a seasonally low first quarter of Fiscal Year 2017, with results improving steadily throughout the year.”

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CDT on July 12, 2016. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S. A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 8:15 p.m. CDT on July 12, 2016, until 11:59 p.m. CDT on July 19, 2016.

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. Additional information can be found at www.aarcorp.com.

Contact: Michael Sharp, Vice President, Chief Financial Officer | (630) 227-2110 | michael.sharp@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2015. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income

(In millions except per share data - unaudited)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2016	2015	2016	2015
Sales	$458.2	$415.8	$1,662.6	$1,594.3
Cost and expenses:
Cost of sales	394.0	436.2	1,425.7	1,435.0
Selling, general and administrative	46.3	51.1	170.8	171.4

Earnings (Loss) from aircraft joint ventures	0.1	(1.6)	(0.3)	0.2

Operating income (Loss)	18.0	(73.1)	65.8	(11.9)

Loss on extinguishment of debt	—	(44.9)	(0.4)	(44.9)
Interest expense	(1.2)	(7.1)	(6.4)	(26.5)
Interest income	0.1	0.1	0.3	0.3

Income (Loss) from continuing operations before income tax expense	16.9	(125.0)	59.3	(83.0)
Income tax expense (benefit)	5.7	(42.9)	18.8	(28.5)
Income (Loss) from continuing operations attributable to AAR	11.2	(82.1)	40.5	(54.5)
Income from discontinued operations attributable to AAR	0.8	97.2	7.2	64.7
Net income attributable to AAR	$12.0	$15.1	47.7	$10.2

Earnings (Loss) per share — basic:
Continuing operations	$0.32	$(2.12)	$1.16	$(1.40)
Discontinued operations	0.03	2.50	0.21	1.66
Earnings per share — Basic	$0.35	$0.38	$1.37	$0.26

Earnings (Loss) per share — diluted:
Continuing operations	$0.32	$(2.12)	$1.16	$(1.40)
Discontinued operations	0.02	2.48	0.21	1.64
Earnings per share — Diluted	$0.34	$0.36	$1.37	$0.24

Share Data:

Average shares outstanding — Basic	34.0	38.8	34.4	39.1
Average shares outstanding — Diluted	34.2	39.2	34.6	39.4

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights

(In millions except per share data - unaudited)

	May 31, 2016	May 31, 2015

Cash and cash equivalents	$31.2	$54.7
Current assets	873.1	895.8
Current liabilities (excluding debt accounts)	317.0	343.0
Net property, plant and equipment	232.8	214.8
Total assets	1,442.1	1,454.1
Total debt	150.1	154.0
Stockholders’ equity	865.8	845.1
Book value per share	$25.10	$23.87
Shares outstanding	34.5	35.4

Sales By Business Segment

(In millions - unaudited)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2016	2015	2016	2015

Aviation Services	$400.4	$360.2	$1,425.0	$1,316.1
Expeditionary Services	57.8	55.6	237.6	278.2
	$458.2	$415.8	$1,662.6	$1,594.3

Gross Profit by Business Segment

(In millions - unaudited)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2016	2015	2016	2015

Aviation Services	$63.1	$(9.0)	$229.8	$143.8
Expeditionary Services	1.1	(11.4)	7.1	15.5
	$64.2	$(20.4)	$236.9	$159.3

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses net debt to evaluate its financial position and results and trends and believes it is useful for the reader of this press release.

Net Debt

(In millions - unaudited)

	May 31, 2016	May 31, 2015
Total debt	$150.1	$154.0
Less: Cash and cash equivalents	(31.2)	(54.7)
Net debt	$118.9	$99.3